EXHIBIT 10.7
SECOND AMENDMENT TO LEASE
     This Second Amendment to Lease (this “Agreement”) made this 21 day of August, 2006, by and between BTCT ASSOCIATES, L.L.C., a New Jersey limited liability company, having an address c/o Steiner Equities Group, L.L.C., 75 Eisenhower Parkway, Roseland, New Jersey 07068-1696 (“Landlord”), and SYNCHRONOSS TECHNOLOGIES, INC., a Delaware corporation, having an address at 750 Route 202, Bridgewater, New Jersey 08807 (“Tenant”).
W I T N E S S E T H:
     WHEREAS, by lease agreement dated May 11, 2004, as amended by document entitled “First Amendment to Lease” dated October 25, 2004 (collectively, the “Lease”), Landlord leased to Tenant and Tenant hired from Landlord certain premises (the “Original Premises”) consisting of 21,150 rentable square feet in the building (the “Building”) known as 750 Route 202, Bridgewater, Somerset County, New Jersey; and
     WHEREAS, Landlord and Tenant wish to further modify and amend the Lease, as hereinafter set forth;
     NOW, THEREFORE, for and in consideration of the above premises, the mutual covenants hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
     1. Premises. (a) On the “Additional Space Commencement Date” (as hereinafter defined), the definition and description of the Premises in the Lease shall be modified and amended to include certain additional premises consisting of 5,000 rentable square feet constituting a portion of the fourth floor of the Building (the “Additional Space”), which Additional Space is shown shaded on the Fourth Floor Plan Rider attached hereto. As a result of the foregoing, the definition and description of the Premises in the Lease shall, on the Additional Space Commencement Date, refer to the Original Premises described in the Lease and the Additional Space described herein, and shall consist of a total of 26,150 rentable square feet.
     (b) Landlord shall improve the Additional Space in conformity with and to the extent of the Landlord’s Work Rider attached hereto (the “Landlord’s Work”), and shall have no other obligation to do any work in and to the Additional Space or the Building to render them ready for Tenant’s occupancy. Subject to the Landlord’s Work Rider, Tenant has inspected the Additional Space and agrees to take the Additional Space in its present “as-is” condition.
     2. Term. (a) The Term of the Lease for the Additional Space shall commence on the date (the “Additional Space Commencement Date”) which shall be the earlier of the date on which Landlord’s Work has been substantially completed (or would have been substantially completed except by reason of any delay caused solely by Tenant), or the date on which Tenant occupies any portion of the Additional Space. Landlord’s Work shall be deemed substantially completed at such time as the only items of Landlord’s Work to be completed are those of a “punch-list” nature which do not substantially interfere with Tenant’s use and occupancy of the Additional Space. The Term of the Lease for the Additional Space shall be coterminous with the Term of the Lease for the Original Premises (i.e., expiring on March 31, 2012), subject to Tenant’s option to extend the Term as set forth in the Lease.
     (b) Notwithstanding anything to the contrary contained herein, if Landlord permits Tenant or its representatives to enter the Additional Space prior to the Additional Space Commencement Date for the purpose of installing computer and telephone lines and performing similar minor work in connection with Tenant’s initial occupancy of the Additional Space, such entry into the Additional Space shall not constitute occupancy for purposes of triggering the Additional Space Commencement Date. Tenant’s entry into the Additional Space prior to the Additional Space Commencement Date shall be subject to the terms and provisions of the Lease and to Landlord’s other reasonable requirements.
     (c) Promptly following the Additional Space Commencement Date, Landlord and

Tenant shall execute an instrument setting forth the Additional Space Commencement Date.
     3. Annual Rent. (a) On the Additional Space Commencement Date, the Annual Rent payable by Tenant for the Additional Space only to Landlord during the Term shall be in the annual amounts and for the periods and be payable in the monthly installments as follows:

Period	PSF	Monthly Installment	Annual Amount
Additional Space	$25.50	$10,625.00	$127,500.00
Commencement Date through March 31, 2012
     (b) If Tenant validly exercises its Option(s) to extend the Term for the Extension Term(s), as provided in the Extension Options Rider attached to the Lease, the Annual Rent payable by Tenant for the Additional Space only to Landlord for the Extension Term(s) shall be in the annual amounts and for the periods and be payable in the monthly installments as follows:

Lease Years	PSF	Monthly Installment	Annual Amount
8 - 12	$28.56	$11,900.00	$142,800.00

13 - 17	$31.99	$13,329.17	$159,950.00
     (c) Annual Rent shall be payable without notice or demand and without setoff or deduction, in equal monthly installments, in advance, on the first day of each calendar month during the Term. Annual Rent for a partial month shall be prorated.
     4. Tenant’s Share. The Lease is hereby amended to provide that effective as of the Additional Space Commencement Date, Tenant’s Share with respect to the Additional Space only shall be 4.8% (hereinafter “Tenant’s Additional Space Share”). All provisions for the payment of Annual Rent and Additional Rent set forth in the Lease, including, without limitation, all provisions pertaining to the payment of Tax Rent and Expense Rent (as said terms are defined in the Real Estate Tax Rider and the Operating Expense Rider attached to the Lease) shall continue to apply without modification to the Original Premises. Effective on the Additional Space Commencement Date, all provisions for the payment of Additional Rent set forth in the Lease, including, without limitation, all provisions pertaining to the payment of Tax Rent and Expense Rent shall also apply to the Additional Space, except that Tenant shall pay Tenant’s Additional Space Share of such Additional Rent and the Base Tax Year and the Base Expense Year with respect to the Additional Space only shall be the calendar year 2006. With respect to the Original Premises, Tenant’s Share and the Base Tax Year and the Base Expense Year shall remain as stated in the Lease.
     5. Insurance. The Lease is supplemented to provide that Tenant shall, at its cost and expense, procure all policies of insurance for the purpose of insuring the Additional Space in accordance with the terms set forth in Section 5 of the Lease. Policies of such insurance, or certificates thereof, together with reasonable evidence of premium payment therefor, shall be delivered to Landlord prior to the Additional Space Commencement Date.
     6. Utilities. The Lease is supplemented to provide that from and after the Additional Space Commencement Date, in addition to Tenant’s obligation to pay all charges for electricity, light, heat or other utility used by Tenant at the Original Premises, Tenant shall also pay, as Additional Rent, all charges for electricity, light, heat or other utility used or supplied to the Additional Space.
     7. Common Areas; Parking. Effective on the Additional Space Commencement Date, Section 1(g) of the Lease is hereby amended by deleting “82” and by inserting “102”. The second sentence of Section 8(b) of the Lease is hereby deleted and the following is substituted therefor:
“Other than ten (10) reserved parking spaces as designated on the Plot Plan Rider attached hereto and marked at Tenant’s expense, Tenant’s parking shall not be reserved.”

     8. Security Deposit. Effective as of the Additional Space Commencement Date, Section 3 of the First Amendment to Lease shall be null and void and the following shall be substituted therefor:
     “The last sentence of Section 32 of the Lease is hereby deleted. Provided that Tenant has not been in default at any time, on the last day of the third (3rd) Lease Year (i.e., March 31, 2008), Landlord shall return the sum of Twenty Thousand One Hundred Sixty Eight and 75/100 ($20,168.75) Dollars to Tenant and the amount of the Security Deposit for the remainder of the Term shall be One Hundred Four Thousand Eighty Seven and 50/100 ($104,087.50) Dollars.”
     9. Brokerage. Each party represents to the other that it did not deal with any real estate broker in connection with this Agreement other than the brokers named in the Lease (the “Brokers”). The commission of the Brokers, if any, shall be paid by Landlord in accordance with a separate agreement between Landlord and the Brokers. Each party indemnifies and holds the other harmless from any claim for a commission or other fee made by any broker with whom the indemnifying party has dealt, other than the Brokers.
     10. Recording. Neither this Agreement nor any memorandum of this Agreement shall be recorded in any public records.
     11. Miscellaneous. (a) Section 41(i) of the Lease is hereby deleted.
     (b) Subject to the rights of existing tenants in the Building to lease additional space in the Building and/or renew their existing leases at the Building, regardless of whether such rights are specified in such existing leases, in the event that at any time during the Term of this Lease, Landlord shall have received an expression of interest from a bona fide third party to lease space at the Building (such space is hereinafter referred to as the “Available Space”), provided that Tenant is in possession of the entire Premises and not in default under the Lease beyond any applicable notice and cure period, and provided further that Tenant’s financial condition and credit-worthiness is not less than on the date hereof, Landlord agrees that it shall notify Tenant in writing of the availability of the Available Space and the terms upon which Landlord proposes the same to be leased. Tenant shall have a period of seven (7) business days from the date of delivery of such notice within which to notify Landlord of its election to lease the Available Space on the same terms and conditions contained in Landlord’s notice to Tenant. Such seven (7) business day period shall run concurrently with any similar notice period to other tenants in the Building. In the event Tenant does not so timely notify Landlord of its election to lease the Available Space, Landlord shall be free to lease the Available Space to such party as Landlord may elect upon such terms as Landlord and any proposed tenant of the Available Space may agree upon. In the event Tenant elects to exercise the right to lease the Available Space hereunder and no other tenant having prior rights has elected to exercise its similar right, a lease amendment shall be prepared to incorporate the business terms in Landlord’s notice to Tenant and such lease amendment shall be executed by Tenant within ten (10) business days of its receipt of the lease amendment or Tenant’s right to lease the Available Space shall, at Landlord’s option, be immediately rendered null and void without any requirement for notice thereof. If Tenant elects to so lease such Available Space, the Term of the Lease shall be extended for a period to expire the later of five (5) Lease Years following the rent start date for the Available Space, or the expiration date with respect to the Available Space. The Annual Rent for the Original Premises and the Additional Space for such additional term shall be at the rates and on such schedule as is set forth in this Agreement. If the additional term runs past the last Extension Term, the Annual Rent for such post Extension Term period shall be at the same rate as is then applicable to the Available Space. If Tenant shall not exercise its right to lease the Available Space in accordance with this provision, Landlord shall not be required to offer the Available Space to Tenant again. This option shall not be applicable during the last Lease Year of the Initial Term, nor the last Lease Year of the first Extension Term, unless Tenant has previously and properly exercised its option to extend the Term as set forth in the Extension Options Rider. This option shall not be applicable during the last two (2) Lease Years of the second Extension Term in any event.
     12. No Default. Tenant represents, warrants and covenants that Landlord is not currently in default under any of its obligations under the Lease and Tenant is not in default under any of its obligations under the Lease and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default by either Tenant or, to the knowledge of Tenant, Landlord under the Lease. Landlord represents, warrants and covenants that Tenant is not currently in default under any of its obligations under the Lease and Landlord is not in default under any of its obligations under the Lease and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default by either Landlord or, to the knowledge of Landlord, Tenant under the Lease.
     13. Authority of Signatures. Each person signing this Agreement represents that he or she has full authority to do so.
     14. Defined Terms. The capitalized terms used in this Agreement and not defined herein shall have the respective meanings indicated in the Lease, unless the context clearly requires otherwise.
     15. No Other Changes. The intent of this Agreement is only to modify and amend those provisions of the Lease as herein specified. Except as herein specifically modified, changed and amended, all of the terms and conditions of the Lease shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

LANDLORD:

WITNESS:	BTCT ASSOCIATES, L.L.C.

By:

Its:

TENANT:

ATTEST:	SYNCHRONOSS TECHNOLOGIES, INC.

By:

Its:	Its:

LANDLORD’S WORK RIDER

Date of Second Amendment:	, 2006

Landlord:	BTCT Associates, L.L.C.

Tenant:	Synchronoss Technologies, Inc.

Additional Space:	Portion of Fourth Floor 750 Route 202 Bridgewater, New Jersey
     1. Landlord’s Work. Landlord shall prepare detailed plans and specifications (the “Plans and Specifications”) for the work to be performed in order to render the Additional Space ready for Tenant’s occupancy thereof. The Plans and Specifications shall be based on plans and specifications to be prepared by Tenant and provided to Landlord within ten (10) days from the date hereof. The Plans and Specifications shall be subject to Tenant’s approval, such approval not to be unreasonably withheld. Tenant shall approve or disapprove of the Plans and Specifications within five (5) days of receipt. If Tenant disapproves of the Plans and Specifications, Landlord shall address Tenant’s objections and resubmit the Plans and Specifications to Tenant within ten (10) days of Tenant’s disapproval of same. The foregoing procedure shall be followed until such time as Tenant approves the Plans and Specifications. In the event that a complete set of Plans and Specifications have not been approved by Tenant within thirty (30) days from the date hereof, the Commencement Date shall advance one day for each day thereafter until such Plans and Specifications are approved. Landlord shall, subject to the Tenant Improvement Allowance (as hereinafter defined), perform the work shown on the Plans and Specifications prepared by Landlord and approved by Tenant (“Landlord’s Work”).
     2. Tenant Improvement Allowance. (a) Landlord shall make a cash contribution (the “Tenant Improvement Allowance”) in the amount of up to $35.00 per rentable square foot of the Additional Space, for use by Landlord for all costs related to Landlord’s Work, including, but not limited to, all costs for architectural, engineering and design services, furnishing and installing a sub-meter or check-meter to measure Tenant’s electrical consumption, field supervision, general conditions, and all costs for obtaining the necessary governmental permits and approvals to perform Landlord’s Work. Landlord shall retain ten (10%) percent of the total Tenant Improvement Allowance for its overhead and ten (10%) percent of the total Tenant Improvement Allowance for its profit.
     (b) If and to the extent that the total aggregate costs of Landlord’s Work exceeds the amount of the Tenant Improvement Allowance, such excess amount shall be the sole responsibility of Tenant and such costs shall be due and promptly payable under the Lease as Additional Rent provided that Landlord provides an invoice to Tenant setting forth such costs of Landlord’s Work, with evidence therefor; however in no event will the Additional Space Commencement Date be delayed as a result thereof
     3. Landlord’s Base Building Work. Landlord shall, at its sole cost and expense, furnish and install the following based on an open plan and ordinary hazard occupancy:
1)	Rooftop HVAC with main trunk and associated branch ductwork.

2)	Fire sprinkler mains, branches, drops and heads based on a standard grid at 9’ finished ceiling height.

3)	Concrete floor slab.
     4. Work Not Included. Any work with respect to the installation of computer wiring, security systems(s), telephone systems, furniture and/or furniture systems including connection of data, cabling, panels, conduits, power poles and electrical connections thereto, interior signage, trade fixtures, and fire extinguishers, shall be the responsibility of

Tenant at its sole cost and expense. Tenant shall pay for and procure any applicable permits required for such work and Landlord shall work with Tenant to secure such permits.
     5. Tenant’s Construction Representative. Upon execution of the Lease, Tenant shall designate an individual to serve as Tenant’s Construction Representative. Such designation may be changed at any time in accordance with the notice provision of the Lease, but only one (1) individual may be so designated at any one time. Tenant’s Construction Representative shall be the only individual authorized to communicate with Landlord regarding Landlord’s Work and to make decisions regarding the Plans and Specifications and Tenant Extras (as hereinafter defined).
     6. Tenant Extras. Tenant may request any change, addition or alteration in the Landlord’s Work set forth in the Plans and Specifications, subject to the reasonable approval of Landlord (“Tenant Extras”). Substitutions of materials in place of materials set forth in the Plans and Specifications and additions of quantities of materials in excess of quantities of materials set forth on the Plans and Specifications shall be deemed Tenant Extras. To the extent the Tenant Improvement Allowance is exceeded, Tenant agrees to pay for Tenant Extras based on Landlord’s cost therefor, including field supervision, together with ten (10%) percent of such cost for Landlord’s overhead plus ten (10%) percent of such sum for Landlord’s profit (“Landlord’s Charges”). Tenant shall pay Landlord Landlord’s Charges as Additional Rent within ten (10) days after Landlord’s request therefor. Landlord shall not be required to proceed with the Landlord’s Work or Tenant Extras unless and until Landlord receives payment of Landlord’s Charges requested by Landlord.
     7. Tenant Delay. Tenant shall be responsible for and pay any and all reasonable expenses incurred by Landlord (provided Landlord provides evidence therefor) in connection with any delay in the commencement or completion of the Landlord’s Work or Tenant Extras, and any increase in the cost of the Landlord’s Work or Tenant Extras, caused by (i) Tenant’s requirement of Tenant Extras; (ii) the postponement of any of the Landlord’s Work required to perform Tenant Extras; (iii) any other delay requested or caused by Tenant; (iv) Tenant’s failure to promptly pay Landlord’s Charges; (v) Tenant’s selection of materials not available for immediate delivery; and (vi) the request of Tenant to hold any portion of the Landlord’s Work in abeyance.
     8. Miscellaneous. (a) The Landlord’s Work shall be performed by Landlord in a good and workmanlike manner.
     (b) Upon substantial completion of the Additional Space, Landlord shall notify Tenant and Landlord’s and Tenant’s Construction Representative shall together inspect the Additional Space and prepare a so-called punchlist of items to be completed and Landlord shall diligently proceed to complete such items. Landlord shall not be responsible for any damage or destruction caused by Tenant, Tenant’s employees, agents or contractors. Existence of punchlist items shall not delay the Additional Space Commencement Date.

Initials:

Landlord

Tenant

FOURTH FLOOR PLAN RIDER

Date of Second Amendment to Lease:	August 21, 2006

Landlord:	BTCT Associates, L.L.C.

Tenant:	Synchronoss Technologies, Inc.

Additional Space:	Portion of Fourth Floor 750 Route 202 Bridgewater, New Jersey

Initials:

Landlord

Tenant

PLOT PLAN RIDER

Date of Second Amendment to Lease:	, 2006

Landlord:	BTCT Associates, L.L.C.

Tenant:	Synchronoss Technologies, Inc.

Additional Space:	Portion of Fourth Floor 750 Route 202 Bridgewater, New Jersey

Initials:

Landlord

Tenant